Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kirkland’s, Inc. 2002 Employee Stock Purchase Plan, as amended and restated, of our reports dated March 31, 2017, with respect to the consolidated financial statements of Kirkland’s, Inc. and the effectiveness of internal control over financial reporting of Kirkland’s, Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 31, 2017